Exhibit 99.1

         Radiant Systems, Inc. Reports First Quarter Results

      Continued Growth Leads to Record First Quarter Revenue and
             Adjusted Earnings of $0.13 Per Diluted Share

    ATLANTA--(BUSINESS WIRE)--April 26, 2007--Radiant Systems, Inc. (NASDAQ: RADS), a leading provider of innovative technology for the hospitality and retail industries, today announced financial results for the first quarter of 2007.

    Summary financial results for the first quarter of 2007 are as follows:

    -- Total revenues for the period were $57.4 million, an increase of 17 percent over revenues of $49.0 million for the same period in 2006.

    -- Net income for the period, including the impact of employee stock option expense, was $2.0 million, or $0.06 per diluted share, an increase of $1.4 million, or $0.04 per diluted share, compared to the same period in 2006.

    -- Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition-related intangible assets, non-recurring items and compensation expense related to the issuance of employee stock options, was $4.4 million, or $0.13 per diluted share, an increase of $1.0 million, or $0.03 per diluted share, compared to the same period in 2006.

    John Heyman, the Company's chief executive officer said, "We are very pleased with the great start of another exciting year. We have strong momentum in our business and we believe that will translate into continued growth in 2007."

    Heyman added, "We continue to see strong demand across our segments. Our pipeline is growing, our customer base is diverse and our products are delivering high returns for our customers. Execution against our operational and strategic initiatives should drive continued growth throughout the year."

    "We are very pleased with the progression of our overall financial model," said Mark Haidet, the Company's chief financial officer. "We continue to have good visibility into our revenue opportunities and see leverage in our operating model. Our working capital grew by $3.7 million in the quarter and, we expect that cash from annual operations should be in line with adjusted net income for the year."

    Haidet continued, "We are re-affirming our annual revenue guidance and increasing our EPS guidance based on a favorable change in our anticipated cash tax rate. Our guidance is modeled on a 15% cash tax rate which has been reduced from 20% due to our increased visibility into utilization of research and development tax credits for the year. This change did not have a material impact on our EPS reported in the first quarter"

    The Company's updated guidance is as follows:



                                                         Adjusted
                                           Revenue        Earnings
                                            Range      (non-GAAP) /
                                          (millions)     Share Range
---------------------------------------- ------------ ----------------
Quarter ending June 30, 2007             $ 59 - $ 61  $    .14 - $.15
---------------------------------------- ------------ ----------------
Year ending Dec. 31, 2007 - previous     $245 - $260  $    .64 - $.67
---------------------------------------- ------------ ----------------
Year ending Dec. 31, 2007 - updated      $245 - $260  $    .67 - $.70
---------------------------------------- ------------ ----------------


    Commencing in the first quarter of 2006, the Company implemented the Statement of Financial Accounting Standards No. 123R ("FAS 123R"). FAS 123R requires companies to expense the fair value of grants made under stock option programs over the vesting period of the options. This share-based compensation expense is a non-cash expense. The Company utilized the "Modified Prospective Application" transition method to adopt FAS 123R. In its press releases, the Company reports its net income and earnings per share on both Generally Accepted Accounting Principles ("GAAP") (which includes the non-cash share-based compensation charge) and non-GAAP (which excludes the non-cash share-based compensation charge) bases in order to facilitate analysis of the business and meaningful period-to-period comparison.

    On January 3, 2006, the Company completed the acquisition of substantially all of the assets of Synchronics, Inc. ("Synchronics"). All Synchronics operations are included in the Company's 2006 financial statements as of the date of the acquisition.

    The Company provides adjusted operating margin, adjusted net income and adjusted net income per share in this press release as additional information relating to the Company's operating results. The measures are not in accordance with, or an alternative for GAAP and may be different from adjusted net income and adjusted net income per share measures used by other companies. Adjusted net income and adjusted operating margin has been adjusted to exclude amortization of acquisition-related intangible assets, non-recurring items and compensation expense related to the issuance of employee stock options. The income tax provision is calculated on the Company's cash tax rate for the year (based off of actual cash expected to be paid to domestic and foreign governments). The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company's financial condition and results of operations, and valuable insight into the Company's ongoing operations and earnings power.

    Radiant will hold its first quarter 2007 conference call today at approximately 4:30 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-577-8990 - reference ID# 5766832.

    Radiant Systems, Inc. (www.radiantsystems.com) is a leader in providing innovative technology to the hospitality and retail industries. Offering unmatched reliability and ease of use, Radiant's hardware and software products have been deployed in over 60,000 sites across more than 100 countries. Radiant has approximately 1,000 employees worldwide, 325 certified sales and service partners and over 1,800 field service representatives. Founded in 1985, the Company is headquartered in Atlanta with regional offices throughout the United States as well as in Europe, Asia and Australia.

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company's reliance on a small number of clients for a large portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.



                        RADIANT SYSTEMS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT SHARE DATA)


                 ASSETS

                                            March 31,    December 31,
                                              2007           2006

                                          -------------- -------------

Current assets
 Cash and cash equivalents                $      13,340  $     15,720
 Accounts receivable, net                        37,954        35,203
 Inventories, net                                27,173        26,484
 Deferred tax assets                              8,550         9,327
 Other current assets                             1,860         1,310
                                          -------------- -------------
          Total current assets                   88,877        88,044

Property and equipment, net                      14,422        14,726
Software development costs, net                   5,797         5,019
Deferred tax assets, non-current                  5,603         5,252
Goodwill                                         62,045        61,948
Intangibles, net                                 22,237        23,447
Other long-term assets                              193           219
                                          -------------- -------------

                                          $     199,174  $    198,655
                                          ============== =============


  LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities
 Short-term debt facility                 $       6,489  $      6,489
 Current portion of long-term debt                7,528         7,439
 Accounts payable and accrued liabilities        27,137        30,430
 Accrued contractual obligations and
  payables due to Related Party                       -         3,665
 Client deposits and unearned revenue            14,340        10,365
                                          -------------- -------------
          Total current liabilities              55,494        58,388


Client deposits and deferred revenues,
 net of current portion                             141           188
Long-term debt, net of current portion           19,258        20,895
Other long-term liabilities                       4,690         3,213
                                          -------------- -------------
          Total liabilities                      79,583        82,684
                                          -------------- -------------

Shareholders' equity
 Common stock, no par value; 100,000,000
  shares authorized; 31,077,668 and
  30,923,800 shares issued and
  outstanding, respectively                           -             -
 Additional paid-in capital                     139,480       137,151
 Accumulated other comprehensive income             628           487
 Accumulated deficit                            (20,517)      (21,667)
                                          -------------- -------------
          Total shareholders' equity            119,591       115,971
                                          -------------- -------------

                                          $     199,174  $    198,655
                                          ============== =============




RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        For the three months ended
                                                March 31,
                                    2007                         2007
                                    GAAP     Adjustments      Non-GAAP
                                    -------- -----------      --------
Revenues:
  System sales                      $32,015                   $32,015
  Client support, maintenance and
   other services                    25,424                    25,424
                                    --------                  --------
     Total revenues                  57,439                    57,439

Cost of revenues:
  System sales                       16,881         (42)  (a)  16,839
  Client support, maintenance and
   other services                    15,605         (72)  (a)  15,533
                                    -------- -----------      --------
     Total cost of revenues          32,486        (114)  (e)  32,372
                                    -------- -----------      --------

Gross profit                         24,953         114   (e)  25,067

Operating Expenses:
  Product development                 5,578        (123)  (a)   5,455
  Sales and marketing                 6,796        (220)  (a)   6,576
  Depreciation of fixed assets        1,021                     1,021
  Amortization of intangible assets   1,210      (1,210)  (b)       -
  Lease restructuring charges          (300)        300   (c)       -
  General and administrative          6,465        (373)  (a)   6,092
                                    -------- -----------      --------
     Total operating expenses        20,770      (1,626)  (e)  19,144

Income from operations                4,183       1,740   (e)   5,923

Interest and other expense, net         775                       775
                                    -------- -----------      --------

Income from operations before
 income taxes                         3,408       1,740   (e)   5,148

Income tax provision                 (1,371)       (599)  (d)    (772)
                                    -------- -----------      --------

Net income                            2,037       2,339   (e)   4,376

Net income per share
     Basic                          $  0.07                   $  0.14
                                    ========                  ========
     Diluted                        $  0.06                   $  0.13
                                    ========                  ========

Weighted average shares
 outstanding:
     Basic                           30,980                    30,980
                                    ========                  ========
     Diluted                         32,612                    32,612
                                    ========                  ========


                                    For the three months ended March
                                                    31,
                                       2006                      2006
                                      GAAP   Adjustments      Non-GAAP
                                    -------- -----------      --------
Revenues:
  System sales                      $26,439                   $26,439
  Client support, maintenance and
   other services                    22,598                    22,598
                                    --------                  --------
     Total revenues                  49,037                    49,037

Cost of revenues:
  System sales                       14,052         (94)  (a)  13,958
  Client support, maintenance and
   other services                    12,766         (52)  (a)  12,714
                                    -------- -----------      --------
     Total cost of revenues          26,818        (146)  (e)  26,672
                                    -------- -----------      --------

Gross profit                         22,219         146        22,365

Operating Expenses:
  Product development                 5,627        (166)  (a)   5,461
  Sales and marketing                 6,230        (155)  (a)   6,075
  Depreciation of fixed assets          741                       741
  Amortization of intangible assets   2,047      (2,047)  (b)       -
  General and administrative          5,995        (308)  (a)   5,687
                                    -------- -----------      --------
     Total operating expenses        20,640      (2,676)  (e)  17,964

Income from operations                1,579       2,822   (e)   4,401

Interest and other expense, net         617                       617
                                    -------- -----------      --------

Income from operations before
 income taxes                           962       2,822   (e)   3,784

Income tax provision                   (279)        143   (d)    (422)
                                    -------- -----------      --------

Net income                              683       2,679   (e)   3,362

Net income per share
     Basic                          $  0.02                   $  0.11
                                    ========                  ========
     Diluted                        $  0.02                   $  0.10
                                    ========                  ========

Weighted average shares
 outstanding:
     Basic                           30,838                    30,838
                                    ========                  ========
     Diluted                         32,973                    32,973
                                    ========                  ========


(a) The Company adopted SFAS 123R on January 1, 2006 using the Modified Prospective Method, which requires us to expense the fair value of grants made under stock option programs over the vesting period of the options. The 2007 and 2006 adjustments to costs of sales and operating expenses represent stock-based compensation expense recorded during the period. Total stock-based compensation expense during the first quarter of 2007 and 2006 was $830,000 and $775,000, respectively, on a pre-tax basis.

(b) Adjustments represent purchase amortization from prior acquisitions. Such amortization is commonly excluded from GAAP net income by software companies and we therefore exclude these amortization costs to provide more relevant and meaningful comparisons of our operating results to that of our competitors.

(c) The lease restructuring credit to operating expense is a result of adjusting our estimate related to a lease restructuring charge that was taken during 2006. As was done in previous periods, items related to lease restructurings have been excluded because such items are not part of our core operations and we do not believe these to be common costs that result from normal operating activities.

(d) The Company reports its non-GAAP income tax provision on a cash tax rate basis which is estimated to be 15% for 2007 and 11% for 2006. Note that the actual cash tax rate for 2006 was approximately 10% and therefore an adjustment was made during the fourth quarter of 2006 which resulted in a decrease in the tax expense recognized in the first quarter of 2006.

(e) The Company provides adjusted financial information as additional information relating to the Company's operations. The measures are not in accordance with, or an alternative for GAAP and may be different from other adjusted financial statements of other companies. The adjusted financial information excludes such items as amortization of acquisition-related intangible assets, items that are not considered part of our normal operations and compensation expense related to the issuance of employee stock options. The income tax provision is calculated based on the Company's cash tax rate for the year and excludes the impact of changes in the valuation allowance against deferred tax assets.

    CONTACT: Radiant Systems, Inc.
             Sara Ford, 770-576-6832